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                               FACTORING AGREEMENT

BETWEEN--

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED; and
THE CLIENT

        This Agreement comprises the Schedule below and the attached Conditions
                                        SCHEDULE
             Client                       Name     Concord Camera Hong Kong Ltd
                                          Address  14/F Fortei Building
                                                   98 Texaco Road
                                                   Tsuen Wan
                                                   New Territories

             Commencement Date                8 September 1999
             Concentration Percentage         Funding Sub-limits are to be set
                                              as stipulated in our facility

                                              letter of 8 September 1999
             Discounting Charge               at 0. 5 % below our USD bills rate
             Prepayment Percentage            80%
             Service Charge                   0. i %
             Terms o Payment                  Up to 90 days
             Aggregate FIU Limit              USD18,000,000.-

             Executed under the Seal of       Client
             the in the presence of:

Director

Director/Secretary

Signed for and on behalf of the Bank--


               Authorised Signatory
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                             CONDITIONS OF FACTORING

1     Definitions

"Administration Charge" means such commission and charge(s) as the Bank may prescribe in respect of the administration of the services covered by this Agreement in addition to the Service Charge and also includes all costs and expenses incurred or payable by the Bank in connection with this Agreement, any Contract of Sale, any Associated Rights, any Interfactor Arrangement and the collection of Unapproved Debts;

"Associated Rights" means, in relation to a Debt, all the Client's rights provided by or retained under the Contract of Sale, all instruments, securities, insurances, guarantees, indemnities and negotiable instruments and all rights to any ledger, computer or electronic data or any document recording or evidencing the same;

"Authorised Person(s)" means the person(s) authorised by the Client to give instructions to the Bank in connection with this Agreement as notified to the Bank from time to time in such manner as the Bank requires;

"Bank" means The Hongkong and Shanghai Banking Corporation Limited and its successors and assigns;

"Bank Group" means the group comprising HSBC Holdings plc and companies which are its subsidiaries within the meaning of Section 2(4) of the Hong Kong Companies Ordinance;

"Base Rate" means the best lending rate or any replacement or substitute interest rate as quoted by the Bank from time to time in Hong Kong for the relevant currency but subject to a minimum of 3 %;

"Business Day" means a day, including Saturday, on which the Bank is open to the general public for business in Hong Kong for the whole of its usual business hours on that day;

"Client" means the person which has entered into this 'Agreement with the Bank, the name and address of which are set out in the Schedule;

"Clint Factoring Account" means an account established and maintained to record all sums payable and paid to the Client, all payments received in relation to Debts and all charges, expenses and other sums payable or paid by the Client to the Bank under this Agreement;

"Client Group" means the group comprising any person which holds, directly or indirectly, any of the share capital or voting power or comparable interest in the Client, any other person in which such person holds, directly or indirectly, any such capital, power or interest and any person in which the Client holds, directly or indirectly, any such capital, power or interest;

"Commencement Date" means the date this Agreement commences, as specified in the Schedule;

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"Concentration Percentage" means the percentage which the total of prepayments made by the Bank in relation to unpaid Debts of any one Customer bears to the total of unpaid Debts Vested in the Bank from time to time, as specified in the Schedule;

"Contract of Sale" means any contract for the supply or provision of Goods by the Client in the ordinary course of its business except for any such contract which falls within a category notified by the Bank to the Client as unacceptable for the purposes of this Agreement;

"Credit Cover" means the amount which shall be due to the Client from the Bank on the Insolvency of the Customer by applying the Credit Cover Percentage to the amount of any unpaid Debt but after deducting from such Debt any tax payable by the Customer;

"Credit Cover Percentage" means the percentage specified in the Schedule which shall be applied in determining Credit Cover;

"Customer" means any person which incurs any obligation to make payment under a Contract of Sale;

"Debt" means all payment obligations of a Customer under a Contract of Sale and, where the context permits, a part or balance of such obligations; " Approved Debt" means a Debt which is within a Permitted Limit and which has not become an Unapproved Debt- "Unapproved Debt" means a Debt which is outside a Permitted Limit;

"Delivered" means, in relation to goods, despatched to the order of the Customer and, in relation to services, complete performance;

"Discounting Charge" means a charge calculated as the percentage specified in the Schedule of the Funds in Use;

"Exchange Rate" means the rate for converting one currency into another currency which the Bank determines to be prevailing in the relevant foreign exchange market at the relevant time, such determination to be conclusive and binding on the Client;

"Funds in Use" means the excess, for the time being, of all Purchase Price payments plus the Administration Charge and the Service Charge to the extent that they are not deducted in calculating the Purchase Price over the total amount of cleared funds received by the Bank in relation to Debts;

"Goods" means actual goods and services;

"HEXAGON Facility" means such computer software and other goods ("Equipment") and such information and service ("Information") as the Bank may from time to time provide at its discretion so as to assist communications between the Bank and the Client;

"Insolvency" means, in relation to (i) an individual, the bankruptcy of that individual or the issue of a bankruptcy notice or bankruptcy petition against that individual, (ii) a partnership,

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its winding up or dissolution or the bankruptcy of any partner or issue of a bankruptcy notice or bankruptcy petition against any partner if such bankruptcy or notice or petition relates to a partnership debt, (iii) a limited company, the passing of a resolution for voluntary winding up, the presentation of a winding up petition, the making of a winding up order, the appointment of a liquidator or dissolution, (iv) any person, inability or failure or admission of inability to pay debts as they fall due, stopping, suspending or threatening to stop or suspend payment of debts, readjustment, rescheduling or deferral of debts, an arrangement, composition or general assignment with or for the benefit of any creditors, the levying or, enforcement of any distress, execution or similar process on any of the person's assets or the appointment of a receiver, administrator, trustee or similar officer in respect of the person or any of the person's assets and "insolvent" shall be construed accordingly;

"Interfactor Arrangement" means an arrangement on terms acceptable to the Bank which is entered into between the Bank and a correspondent factor outside Hong Kong in connection with international factoring transactions involving the Bank, the Client and one or more other parties;

"Minimum Service Charge" means the minimum Service Charge payable in any 12-month period from the first of the month following the Commencement Date, as specified in the Schedule;

"Permitted Limit" means a limit fixed by the Bank at its discretion and notified to the Client from time to time for the purpose of determining, in respect of any Customer, whether a Debt is an Approved Debt or an Unapproved Debt;

"Person" includes an individual, firm, company, corporation and an unincorporated body of persons;

"Prepayment Percentage" means the percentage specified in the Schedule of the Purchase Price of an Approved Debt up to which the Bank will prepay;

"Purchase Price" means the amount the Bank agrees to pay to the Client for a Debt and its Associated Rights which is, in the case of Conditions 4.01(a) and 4.02(a), the amount payable by the Customer, in the case of Conditions 4.01(b) and 4.02(b), the amount actually received by the Bank from the Customer and, in the case of Condition 4.01(c), the amount payable by the Customer as specified in Condition 4. 01 (c) less, in each case, any discount, allowance or credit and after deducting the Service Charge and the Administration Charge to the extent (if any) that the Bank decides to attribute them to the Debt;

"Recourse" means the right of the Bank to require the Client by notice, which may be oral, to repurchase an outstanding Debt at a price specified in Condition 9.02;

"Service Charge" means a charge in respect of the establishment and continuance of the services covered by this Agreement calculated as the percentage specified in the Schedule of the amount of all Debts;

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"Termination Event" means any event specified in Condition 15;

"Terms of Pavment" means the terms specified in the Schedule as to the time for payment under a Contract of Sale and as to any discount, allowance or credit due or allowable to the Customer; "Trading Conditions" means the other terms and conditions under a Contract of Sale; and "Vested" means, in relation to a Debt, vesting in or held on trust for the Bank.

2. Duration

2.01 This Agreement shall begin on the Commencement Date and continue for 12 months and thereafter until terminated by either the Bank or the Client giving to the other 30 days' notice except that the Bank shall have the right to terminate this Agreement immediately by notice to the Client at any time following the happening of a Termination Event.

2.02 Any termination will not, however, affect the rights or obligations of either the Bank or the Client in relation to any Debt then Vested in the Bank and this Agreement shall continue in effect for so long as may be necessary to satisfy those rights and obligations.

3. Vesting and Collection of Debts

3.01 The ownership of Debts and Associated Rights shall, as regards Debts existing at the Commencement Date, vest in the Bank on that date and shall, as regards future Debts, vest in the Bank automatically upon coming into existence.

3.02 Any Debt and its Associated Rights which fail, for any reason, to vest in the Bank effectively shall be held by the Client on trust for the Bank.

3.03 The Bank may at any time require the Client, at the Client's expense, to complete an assignment in writing in a form approved by the Bank of any Debt and its Associated Rights.

3.04 The Bank shall have the exclusive right to collect and enforce payment of any Debt and its Associated Rights in such manner as it may decide and, for such purpose, to appoint collection agents, legal advisers and others and to institute, conduct, defend or compromise in the name of the Bank or the Client, on such terms as the Bank thinks fit, any legal proceedings in relation to such Debt and its Associated Rights; for any such purpose, the Client shall provide such assistance as the Bank may request.

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4. Prepayments and Payments of Purchase Price

4.01 In relation to an Approved Debt, the Bank shall pay to the Client:-

         (a) on request, the Prepayment Percentage of the Purchase Price or any other amount agreed between the Bank and the Client; and

         (b) after receipt by the Bank of cleared funds for the amount of the Debt, the balance of the Purchase Price; or

         (c) where the relevant Customer becomes insolvent, so that such cleared funds are not received and the Credit Cover Percentage is not zero, the amount payable by the Customer up to the amount of the Credit Cover less any amount prepaid pursuant to Condition 4.01(a).

4.02 In relation to an Unapproved Debt, the Bank shall pay the Client:-

         (a) on request, such amount of the Purchase Price, if any, as the Bank may, at its discretion, decide; and

         (b) after receipt by the Bank of cleared funds for the amount of the Debt, the balance of the Purchase Price.

4.03 The Bank shall pay each amount due to the Client in accordance with Conditions 4.01 and 4.02 on such Business Day as may be agreed between the Bank and the Client and, otherwise, if practicable, on the Business Day after receipt of the relevant request or, as the case may be, receipt of the cleared funds or, in the case of Condition 4. 0 1 (c), on the Business Day after receipt by the Bank of satisfactory confirmation of the Insolvency of the relevant Customer or the due date for payment of the Debt, if later, but, in each of the above cases, not later than the second Business Day after such receipt or due date.

4.04 All payments of the Purchase Price shall be in the currency in which the relevant Debt is denominated except to the extent that the Client may request payment in a different currency and the Bank shall agree, in which event the Purchase Price shall be converted into the agreed currency at the Exchange Rate.

4.05 If an amount payable to the Bank is received in a currency other than the currency of the relevant Debt or another agreed currency, the Client shall remain liable for any shortfall arising from converting the currency received into such currency at the Exchange Rate.

4.06 If, for any reason, any payment has to be returned or any financial instrument is dishonoured or any other similar circumstance occurs, the Bank shall be entitled to adjust the Client Factoring Account including, without limitation, any Concentration Percentage, Credit Cover, Permitted Limit and Purchase Price to reflect the same (such adjustment to be conclusive and binding on the Client) and the rights and powers of the Bank shall be as if there had been no such payment, dishonour or circumstance.

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4.07 In the case of a credit balance for the account of a Customer on the Client
Factoring Account (whether arising from the issue of a credit note by the Client or otherwise), the Client irrevocably authorises the Bank to hold and/or to make payment and/or otherwise to deal with the same as the Bank thinks fit.

4.08 The Bank shall not be obliged to prepay any amount of the Purchase Price of a Debt if: -

         (a) such payment would result in the total amount of all payments made in relation to Debts owing by any one Customer being in excess of the Concentration Percentage; or

         (b) a Termination Event has happened or notice to terminate this Agreement has been given under Condition 2.01; or

         (c) the Bank notifies the Client that it is not satisfied with any aspect(s) of the information provided by the Client and/or the Customer in relation to the Debt.

5. Charges

5.01 The Service Charge and the Administration Charge shall be debited to the Client Factoring Account on the last Business Day of each calendar month or on such other Business Days as may be agreed between the Bank and the Client and, to the extent that they are not deducted in calculating the Purchase Price, shall be paid by the Client to the Bank on demand.

5.02 The Discounting Charge shall be debited to the Client Factoring Account on the last Business Day of each calendar month and shall be paid by the Client to the Bank on demand.

5.03 Any shortfall between the Service Charge and the Minimum Service Charge in any year from the first of the month following the Commencement Date or its anniversary shall be paid by the Client to the Bank on demand after the end of such year or at such earlier time(s) as the Bank may require by reference to estimates by the Bank of such shortfall.

6. Appropriation and Allocation of Receipts and Allowances

6.01 In any case where Approved Debts and Unapproved Debts are owing by the same Customer, the Bank may, notwithstanding any appropriation by the Customer or the Client, appropriate any payment made in or towards discharge of any Approved Debt in priority to any Unapproved Debt and appropriate any allowance or credit granted to the Customer in or towards discharge of any Approved Debt in priority to any Unapproved Debt.

6.02 Any dividend, distribution or similar payment received following the Insolvency of a Customer shall be allocated first in or towards payment of any moneys owing by the Client to the Bank pursuant to this Agreement and, thereafter, between the Bank and the Client

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pro rata to the total amount of Approved Debts and Unapproved Debts owing by the
Customer at the date of Insolvency.

7. Permitted Limits

7.01 At the Client's request, the Bank may, at its discretion, establish a Permitted Limit for a Customer by reference to which Debts will be determined to be Approved Debts or Unapproved Debts.

7.02 In determining which of two or more Debts is within a Permitted Limit or which Debt is to be apportioned as partly within and partly outside a Permitted Limit, the Debts shall be treated as an Approved Debt or an Unapproved Debt in the order in which they respectively become due for payment.

7.03 The Bank may, at its discretion, increase, reduce or cancel any Permitted Limit by notice to the Client which may be oral and, if so, shall have immediate effect except that no reduction or cancellation shall affect any Approved Debt arising from Goods Delivered prior to receipt of such notice.

7.04 Where the total of Debts outstanding from any one Customer is in excess of the Permitted Limit relating to that Customer, to the extent that any Debt within the Permitted Limit shall be paid, the next Debt outside the Permitted Limit shall fall within it.

7.05 All Permitted Limits shall automatically cease upon the happening of a Termination Event or the giving of a notice to terminate this Agreement under Condition 2.01.

8. Conversion of Approved Debt to Unapproved Debt

In addition to the circumstances set out in Condition 7 which determine whether a Debt is an Approved Debt or an Unapproved Debt, an Approved Debt shall automatically be converted to an Unapproved Debt and shall remain so unless and until the Bank notifies the Client that the Debt is again to be treated as an Approved Debt where:-

         (a) the Approved Debt becomes the subject of a dispute between the Client and a Customer; or

         (b) the Credit Cover Percentage is zero and the Approved Debt remains unpaid 60 days or such lesser period as the Bank may specify after its due date for payment.

9. Right of Recourse

9.01 The Bank shall have the right to immediate Recourse:-

         (a) in respect of each Unapproved Debt, following non-payment by its due date for payment;

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         (b)      of all outstanding Debts, upon the happening of a Termination
                  Event or the giving of a notice to terminate this Agreement under Condition 2.01;

         (c) where the Credit Cover is neither zero nor 100%, in respect of the amount of each Approved Debt that exceeds the Credit Cover to the extent that it does so on the 60th day after its due date for payment or, if earlier, the date of Insolvency of the relevant Customer; and

         (d) where there is an Interfactor Arrangement, in respect of any Debt the Purchase Price of which has been paid by the Bank under the Interfactor Arrangement and the Bank is later obliged, by reason of a dispute affecting such Debt, to pay an equivalent sum to another factor in respect of that Debt under the Interfactor Arrangement.

9.02 The amount payable by the Client to the Bank in accordance with Condition 9.01(a), (b) or (c) shall be the amount prepaid (if any) by the Bank to the Client in respect of the Debt in question pursuant to Condition 4. The amount payable by the Client to the Bank in accordance with Condition 9.01(d) shall be the Purchase Price of the Debt in question. The Client shall pay all such amounts on receipt of demand for payment from the Bank.

9.03 All Debts and Associated Rights the subject of Recourse shall remain Vested in the Bank until the repurchase price of all such Debts has been paid; any amount received by the Bank in relation to a Debt after payment of such repurchase price shall be paid to the Client.

10. Returned Goods

10.01 All Goods recovered by the Client or the Bank in exercise of any Associated Rights relating to any Debt purchased shall be treated as returned Goods.

10.02 Any returned Goods not in the Bank's possession shall be promptly notified to the Bank, shall be set aside and marked with the Bank's name as owner and shall be held by the Client as trustee for the Bank separate and apart from the Client's own Goods pending delivery to the Bank or to its order.

10.03 The Bank shall have the right to take possession of any returned Goods and to sell those Goods on such terms as it deems fit and the proceeds of sale, after deduction of all costs and expenses relating to such possession and sale, shall be treated by the Bank as a payment of or on account of the Debt to which such Goods relate.

11. Client Factoring Account

                The Bank shall maintain the Client Factoring Account and will send to the Client at least once in each calendar month a statement of the Client Factoring Account which shall be deemed to be correct and binding on the Client unless the Bank is notified of errors within 30 days of the date of its despatch.

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12. Client Inf ormation

12.01 The Client shall allow any duly authorised representative or agent of the Bank, at all reasonable times, to attend at any premises where the Client carries on business to inspect, check, verify and copy (at the Client's expense) all books, accounts, computer or other records, orders and original correspondence and such other of the Client's papers as the Bank may desire and to furnish the Bank, at its request, with certified statements showing the Client's financial position and the results of the Client's operations.

12.02 The Client authorises the Bank to provide the Client's banks, auditors and accountants with such information as they may require in relation to the Client Factoring Account and shall procure that the Bank may obtain from the Client's banks, auditors and accountants such information as the Bank may require.

13. HEXAGON Facility

In order to facilitate communications between the Bank and the Client, the Bank may provide the Client with a HEXAGON Facility without any responsibility or liability on the Bank's part and the Client agrees--

         (a) to use the Equipment only for the purpose of obtaining and using the Information and communicating with the Bank and to keep the Information confidential to the Client's business;

         (b) to maintain the Equipment in good working order and to keep it comprehensivelv insured to its full replacement cost for the Bank's benefit;

         (c) to allow the Bank to inspect and check the Equipment and Information and to enter on the Client's premises to do so;

         (d) to return the Equipment to the Bank immediately upon the happening of a Termination Event or the termination of this Agreement under Condition 2.01; and

         (e) to indemnify the Bank against any loss or damage arising from the provision or use of the HEXAGON Facility.

14. Undertakings and Warranties

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                The Client undertakes and warrants, as applicable, in addition to any other undertakings and warranties by the Client in or pursuant to this Agreement:-

         (a) that, before entering into this Agreement, the Client disclosed to the Bank all facts and matters then known or which should reasonably then have been known to the Client which might in any way influence the Bank's decision to enter into this Agreement and, throughout the term of this Agreement, promptly to disclose any such facts and matters of which the Client becomes aware or any changes or prospective changes in its constitution or control or other facts or matters known to the Client which might in any way influence the Bank's decision in the establishment, cancellation, variation of a Permitted Limit, the payment or prepayment of a Purchase Price or in any other respect;

         (b) that, save as disclosed by the Client to the Bank, no disposition, charge, trust or other encumbrance affects or may affect any Debts or Associated Rights and no other person has or will have any interest in or right relating to any Debts or Associated Rights;

         (c) in respect of every Debt, as soon as the relevant Goods have been Delivered or at any other time as required by the Bank, to notify the Bank promptly in such manner and with such particulars and documents relating to such Debt as the Bank may require but the Bank may give notice to the Client excluding certain Debts from notification;

         (d) that no Contract of Sale shall be effected on terms requiring payment by letter of credit or cash except with the Bank's prior approval;

         (e) promptly to perform all further and continuing obligations of the Client to the Customer under each Contract of Sale and, at the Bank's request, to provide satisfactory evidence of such performance and, in the event of any failure of such performance, to permit the Bank, on such terms as it considers appropriate, to perform any such obligations at the Client's expense;

         (f) to ensure that each invoice issued by the Client to any Customer relating to a Debt covers Goods which have been actually despatched and contains, in such form as the Bank may require (a) a notice of assignment, (b) the Terms of Payment and (c) the customary trade particulars as to description, quality and quantity of the relevant Goods;

         (g) not to grant any discount, allowance or credit to a Customer in respect of any Debt above 5 % or such higher percentage as may be agreed between the Bank and the Client at any time and from time to time;

         (h) to supply promptly to the Bank copies of all credit notes issued to Customers;

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         (i)      to notify the Bank promptly of any dispute of any kind between the Client and a Customer relating to a Debt and to resolve that dispute immediately subject to any instructions which the Bank may give and so that any resolution by the Bank of a dispute between the Client and a Customer shall be conclusive and binding on the Client;

         (j) to deliver to the Bank immediately any financial instrument received by the Client in respect of a payment of or on account of or in any way relating to Debts and/or their Associated Rights;

         (k) as trustee for the Bank, to hold and keep separate from the Client's other money any remittance received by the Client in payment of or on account of or in any way relating to Debts or their Associated Rights and immediately to pay to the Bank a sum equivalent to the remittance or, if so required by the Bank, to transfer the remittance received to such account as the Bank may specify;

         (l) to ensure the due and punctual payment by Customers to the Bank of all Debts;

        (m) to ensure that, in relation to any request for a Permitted Limit for any Customer, the full and correct name of that Customer is provided to the Bank and that no details whatsoever relating to any such request or the Bank's response shall be disclosed to that Customer or any other person;

        (n) that the Terms of Payment and Trading Conditions are and will be valid and binding obligations of the Customer arising out of a Contract of Sale which is subject to and conforming with the applicable laws to which the Contract of Sale is subject;

        (o) that the Trading Conditions shall be acceptable to the Bank in all respects including, without limitation, a condition which reserves title and ownership of the relevant Goods in favour of the Client;

         (p) not to amend or permit any amendment to the Terms of Payment or the Trading Conditions;

        (q) that the Client is not and will not be in breach of its obligations to any Customer and the Customer will accept the Goods sold and the invoice (or, if the Customer is insolvent, the Customer's liquidator or equivalent will accept a proof of debt for the unpaid balance of the invoiced price) without any dispute or claim;

         (r)      that no Customer is or will be a member of the Client Group;
                  and

        (s) that no Customer has or will have any right, other than under the relevant Contract of Sale, the exercise of which would reduce or extinguish the Debt.

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15. Termination Events

                The Bank may, at any time, by notice to the Client, immediately terminate this Agreement if any of the following events happen:-

         (a) the Client breaches any term of this Agreement or any other agreement between the Client and any member of the Bank Group or any other member of the Client Group breaches any term of any agreement between such member and a member of the Bank Group which the Bank, at its discretion, considers material;

         (b) the Client breaches any of its obligations relating to a Contract of Sale;

         (c) the Client fails, for a period of 28 consecutive days, to notify the Bank of the coming into existence of any Debt;

         (d) no Debt comes into existence for a period of 28 consecutive days;

         (e)      the Client becomes insolvent;

         (f) any person which has given the Bank a guarantee or indemnity in respect of the Client's obligations under this Agreement or any other agreement between the Client and any member of the Bank Group or the obligations of any other member of the Client Group under any agreement between such member and a member of the Bank Group becomes insolvent or terminates that guarantee or indemnity;

         (g) there is any change, whether direct or indirect, in the ownership, control, constitution or composition of the Client which the Bank, at its discretion, considers material;

         (h) there is any adverse change in the overall financial condition or operating performance of the Client which the Bank, in its discretion, considers material;

         (i)      the Client ceases or threatens to cease to carry on business;

         (j) any judgment is entered against the Client which remains unsatisfied for seven days;

         (k) any member of the Client Group, without the Bank's written consent, sells, assigns or charges any Debt to any other person; and

         (l) any other event occurs or circumstance arises which, in the Bank's opinion, is likely adversely to affect the Client's ability to comply with its obligations under this Agreement.

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16. Power of Attorney and Further Assurance

                The Client hereby irrevocably appoints the Bank and any person appointed by it to be the attorney for the Client and in the name and on behalf and as the act or deed of the Client or otherwise, without any reference to or consent from the Client, to sign and execute all cheques and other instruments and to do all things as may be required for the full exercise of all or any of the powers hereby conferred on the Bank and its rights under this Agreement as it may consider expedient in connection with the exercise of such powers and rights and in order to perfect its title to any Debt and/or Associated Rights and to secure performance by the Client of its obligations hereunder or under any Contract of Sale. At the request of the Bank, the Client shall sign and execute such instruments and perform such acts as the Bank may consider expedient for any such purpose.

17. Indenmity

17.01 The Client shall indemnify the Bank, its officers and employees against all liabilities, claims, costs and damages of any kind which may be incurred by any of them and all actions or proceedings which may be brought by or against them as a result of any Termination Event or in connection with the exercise of the powers and rights of the Bank under this Agreement and any related arrangement including, without limitation, any Interfactor Arrangement, unless due to the negligence or willful default of the Bank, its officers or employees.

17.02 The Client shall use its best efforts to minimise any potential loss to the Bank in relation to a Debt and, for such purpose, shall provide the Bank with such assistance as it may require.

18. Limitation on Liability

The Bank shall not be liable to the Client or any other person for any act, delay or failure to act, on the part of the Bank or any other person, in respect of any of its rights or obligations under this Agreement unless due to the negligence or willful default of the Bank. its Officers or employees.

19. Client's Instructions

19.01 The Bank is authorised to act on the instructions of the Authorised Person(s).

19.02 The Bank may, at its discretion, accept instructions believed by it to have emanated from the Authorised Person(s) and, if it acts in good faith on such instructions, such instructions shall be binding on the Client and the Bank shall not be liable for doing so, whether or not the instructions were given by the Authorised Person(s) and the Bank shall not be under any duty to verify the identity of the person(s) giving those instructions.

19.03 The Bank reserves the right to refuse to act on the instructions of the Client if, in its opinion, there are grounds for doing so.

20. Set-off

                The Bank may, at any time and without notice, apply any credit balance to which the Client is entitled on the Client Factoring Account and any other account with the Bank in or towards satisfaction of any or all moneys payable by the Client to the Bank. For this purpose, the Bank is authorised to purchase, at the Exchange Rate, such other currencies as may be necessary to effect such application with the moneys standing to the credit of any such account.

21. Lien

                    The Bank is also authorised to exercise a lien over all property of the Client coming into the Bank's possession or control, for custody or any other reason and whether or not in the ordinary course of banking business, with power in favour of the Bank to sell such property to satisfy the moneys payable by the Client to the Bank.

22. No Waiver

                    No act or omission by the Bank pursuant to this Agreement shall affect its rights, powers and remedies hereunder or any further or other exercise of such rights, powers or remedies.

23. Entire Agreement

                    This Agreement contains all the terms and conditions agreed between the Bank and the Client as to its subject matter and supersedes any previous agreement and/or arrangement between them, whether written or oral.

24. Assignment

                The Client may not assign or transfer any rights or obligations of the Client hereunder. The Bank may assign any of its ri2hts hereunder.

25. Communications

                Any notice, demand or other communication under this Agreement, except where it expressly permits otherwise, shall be in writing addressed to the Client at the last address registered with the Bank and addressed to the Bank at its Hong Kong office or such other address as the Bank may notify to the Client for this purpose and may be delivered personally, by leaving it at such address, by post, facsimile transmission, telex or HEXAGON and shall be deemed to have been delivered to the Client at the time of personal delivery or on leaving it at such address or on the second day following the day of posting or on the day of despatch, if sent by facsimile transmission, telex, or HEXAGON and to the Bank on the day of actual receipt.

26. Severabiliiy

                Each of the provisions of this Agreement is severable and distinct from the others and, if one or more of such provisions is or becomes illegal, invalid or unenforceable, the remaining provisions shall not be affected in any way.

27. Governing Law and Jurisdiction

27.01 This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

27.02 The Client submits to the non-exclusive jurisdiction of the Hong Kong Courts but this Agreement may be enforced in the courts of any competent jurisdiction.